Exhibit 10.2

Addendum Purchase and Sale Agreement

This Addendum to Purchase and Sale Agreement (the “PSA”) dated November 21, 2021, as amended, between DBI Realty LLC (Seller 1) and Brooksville Partners Florida LLC (Seller 2, collectively Seller) and Brooksville Development Partners, LLC (Buyer):

Buyer through its Class B member, Cuentas, Inc., is depositing via wire transfer $2,000,000 (the “Two Million to Close”) into the escrow account of Chicago Title and Trust Account (Title Agent) to be used solely for the purpose of funding a portion of the purchase price.

By signature below, Seller 1 and Seller 2 stipulate and affirm that the Two Million to Close is being deposited solely to fund a portion of the purchase price, and is not intended by the parties to serve as a deposit or additional deposit of any kind or nature under the PSA, and is not subject to forfeiture as liquidated damages to Seller in the event Buyer fails to close under the Purchase and Sale Agreement for whatever reason even assuming Buyer’s failure to close is a breach under section 9(a) of the PSA, and Seller 1 and Seller 2 waive and release any and all claims, demands, or liens on or to the Two Million to Close, and will promptly provide written notice to the Title Agent to return the funds to Cuentas, Inc. if the Purchase and Sale Agreement does not consensually close as contemplated by the PSA.

DBI Realty LLC-Seller 1

BY:	/s/ Dmitry Bronfman

Name:	Dmitry Bronfman

Title:	Manager

Date:	04/14/23

Brooksville Partners Florida LLC-Seller 2

BY:	/s/ Dmitry Bronfman

Name:	Dmitry Bronfman

Title:	Manager

Date:	4/14/2023

Copies to Title Agent, Buyer and Cuentas, Inc.